EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Fourth Quarter and 2014 Full Year Financial Results

CARROLLTON, Texas – March 26, 2015 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its fourth quarter and full year ended December 31, 2014.

Revenues for the fourth quarter of 2014 were $2.9 million, a decrease of 34% when compared to revenues from the fourth quarter of 2013 of $4.3 million. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 16% to $2.3 million in the fourth quarter of 2014 compared to $2.7 million for the fourth quarter of 2013. In addition, services revenues decreased 67% to $512,000 in the fourth quarter of 2014 compared to $1.6 million in the fourth quarter of 2013. Gross margin was 0.3% for the fourth quarter of 2014 compared to 38% for the fourth quarter of 2013. The decrease in gross margin percentage was primarily due to an increase of $871,000 in excess and obsolete inventory charges driven by decreased demand from one electronic manufacturing services customer. This customer ceased operations during the third quarter of 2014 and we have been unable to mitigate all of the excess and obsolete inventory risk through other customers or sources. Gross margin was also impacted by a revenue mix shift toward lower margin products, and decreased utilization of our manufacturing facility. The Company reported a net loss of $2.2 million, or ($0.26) per share in the fourth quarter of 2014 compared to a net loss of $474,000, or ($0.07) per share in the fourth quarter of 2013.

For the full year of 2014, revenues decreased approximately 12% to $13.8 million, compared to $15.6 million for the full year of 2013. Gross margin decreased to 24% for the year ended December 31, 2014, compared to 40% for the year ended December 31, 2013. The Company reported a net loss of $5.2 million, or ($0.69) per share for 2014 compared to a net loss of $2.7 million, or ($0.39) per share for 2013. On December 31, 2014, the Company’s working capital position was $5.2 million, including cash and marketable securities of $7.1 million.

“The drop in fourth quarter communications networking revenues along with the write-off of inventory, that we had hoped to be able to re-utilize, resulted in disappointing financial results in the fourth quarter, and for the full year. Although our services revenues grew during 2014, it was insufficient to offset the revenue decline in our communications and networking products,” said Gregory B. Kalush, CEO and President of Interphase.  “During the fourth quarter, and throughout the first quarter, we have been very aggressive in demonstrating penveu to many education customers. The sales cycle for penveu is turning out to be a bit longer than we initially anticipated, but nonetheless, we are excited to report that we are actively engaged in approximately 40 trials in targeted districts and counties around the country. We expect that these efforts will begin to result in penveu sales increasing in 2015 as many of these trials of penveu begin to convert to orders and deployments of penveu across these customers. We also announced yesterday that our new high definition version of penveu has achieved HDMI certification and will be generally available in the coming weeks, at which time we will begin to accept orders for it. This new product is exciting for us because it addresses a quickly growing adoption of the HDMI standard on both computer and display devices, which support a feature rich video experience. Schools and enterprise customers alike will likely want to move toward this product to "future proof" classrooms and conference rooms. We have been demonstrating this product privately to many prospective customers who require HDMI connectivity in any new audiovisual equipment to ensure long-term compatibility.”

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) the extent of market acceptance of penveu, effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications networking and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2014	2013	2014	2013
Revenues	$2,870	$4,322	$13,777	$15,588
Gross margin	9	1,659	3,310	6,309
Research and development	601	683	2,553	2,992
Sales and marketing	648	603	2,604	2,625
General and administrative	711	707	3,061	2,946
Restructuring benefit	-	-	-	(67)
Total operating expenses	1,960	1,993	8,218	8,496
Loss from operations	(1,951)	(334)	(4,908)	(2,187)
Loss before income tax	(2,155)	(461)	(5,121)	(2,657)
Net loss	(2,162)	(474)	(5,159)	(2,703)
Net loss per diluted share	$(0.26)	$(0.07)	$(0.69)	$(0.39)
Weighted average common and dilutive shares	8,390	7,011	7,527	7,006

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2014	Dec. 31, 2013
Cash and marketable securities	$7,096	$6,599
Accounts receivable, net	1,925	2,679
Inventories	2,136	3,332
Net property, plant and equipment	1,564	317
Total assets	13,684	14,409
Total liabilities	7,675	7,387
Total shareholders' equity	$6,009	$7,022

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